Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of Eldorado Resorts, Inc. for the registration of the 77,912,040 shares, and to the incorporation by reference therein of our reports dated June 21, 2016, except for the effects of discontinued operations, as discussed in Note 3 and the effects of the adoption of ASU No. 2015-03, as discussed in Note 7 and Note 2, as to which the dates are December 21, 2016, with respect to the consolidated financial statements and schedule for the year ended April 24, 2016 of Isle of Capri Casinos, Inc. and our report dated June 21, 2016 with respect to the effectiveness of internal control over financial reporting as of April 24, 2016 of Isle of Capri Casinos, Inc., included in its Current Report on Form 8-K dated December 21, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

September 3, 2019